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FYI Just picked up this news release on Internet:

FOLSOM, Calif.--(BUSINESS WIRE)--Dec. 22, 1997--The California Independent System Operator (Cal-ISO) is announcing a delay of its operation of markets and formal assumption of control of the transmission system of the three investor-owned utilities.

The Cal-ISO Board of Governors made the decision after consultation with the investor-owned utilities and other market participants. The Cal-ISO will continue to test the systems that will be used to operate the market.

This will provide the maximum data to determine the new start date, which will be set at a meeting with the Cal-ISO Board of Governors on Dec. 29, 1997, in collaboration with other participants. The Cal-ISO will report its decision to the state Electricity Oversight Board at a meeting on Dec. 30, 1997.

Tremendous progress has been made in a very short time, but further testing will be necessary to assure a successful start up. Requisite agreements, facilities and staff are in place. Computer systems are installed and in final testing.

As part of the final test program, Cal-ISO personnel will continue transitional operation of the power grid. This will provide additional experience for the Cal-ISO, investor-owned utilities and other market participants, pending full market implementation. The Cal-ISO will also intensify its training efforts with market participants.

"The California ISO is extremely proud of its staff, vendors, and other market participants who have been working around the clock to meet this ambitious schedule," said Cal-ISO CEO Jeff Tranen. "This delay should in no way reflect on their hard work and dedication. They have literally moved mountains in a few short months. This spirit of teamwork and drive to succeed will be invaluable when the market begins in early 1998." -0-

     Note to Editors: A media availability will be held via telephone tomorrow, Dec. 23, 1997 at 10 a.m. (PST) for all interested reporters who would like to participate in a question and answer session with Cal-ISO CEO Jeffrey Tranen.

Please call 800/779-9045 and enter the pin No. 13213, if you would like to be included in the tele-news conference. Calls may be placed 5-10 minutes ahead of scheduled conference time.

CONT I

California

        Dorinson, 888/516-NEWS

KEYWORD: CALIFORNIA


BW0340 DEC 22, 1997